Exhibit (h)(2)

SHAREHOLDER SERVICES PLAN AND AGREEMENT

UNDER THE INVESTMENT COMPANY ACT OF 1940

This is a SHAREHOLDER SERVICES PLAN AND AGREEMENT (the “Plan”) made as of December 12, 2014 by and between Wildermuth Endowment Strategy Fund (the “Trust”), and the distributor for the Fund, Realty Capital Securities, LLC (the “DISTRIBUTOR”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end interval fund which offers for public sale a series of shares of beneficial interest (the “Shares”); and

WHEREAS, the Trust offers Shares in the series as set forth on Schedule A attached hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 2 of this Plan below, being herein referred to as a “Fund,” and collectively, as the “Funds”);

WHEREAS, the Trust has entered into a Distribution Agreement (the “Distribution Agreement”) with DISTRIBUTOR pursuant to which DISTRIBUTOR has agreed to serve as the distributor of the Shares of the Trust; and

WHEREAS, the Trust desires to adopt the Plan pursuant to which the Funds will pay a shareholder servicing fee to DISTRIBUTOR in connection with the servicing of the Shares of the Funds; and

WHEREAS, DISTRIBUTOR desires to serve as distributor of the Shares and to provide, or arrange for the provision of shareholder services pursuant to the Plan;

NOW, THEREFORE, the parties agree as follows:

1. A. The Funds are authorized to pay to DISTRIBUTOR, as compensation for shareholder services and other services under this Plan, a shareholder services fee at the rate listed across from each Fund’s name on Schedule A under the heading “Shareholder Services Fee,” which amount may not exceed 0.25% on an annualized basis of the average net assets attributable to the applicable Fund. Such fees are to be paid by the Funds monthly, or at such other intervals as the Trust’s board of trustees (the “Board”) shall determine. Such fees shall be based upon the applicable Fund’s average daily net assets during the preceding month, and shall be calculated and accrued daily.

B. The Funds may pay fees to DISTRIBUTOR at a lesser rate than the fees specified in Section 1.A. of this Plan as agreed upon by the Board and DISTRIBUTOR and as approved in the manner specified in subsections (a) and (b) of Section 3 of this Plan.

2. If the Trust desires to add additional Funds to the Agreement, whether currently existing or created in the future (a “New Fund”) and the Trust’s Board has approved the Plan for such New Fund in the matter set forth in subsections (a) and (b) of Section 3 of this Plan, as well as by then-sole shareholder of the Shares of such New Fund (if required by the 1940 Act or the rules promulgated thereunder), such New Fund may be added to this Plan by addendum and thereafter shall be subject to this Plan and will pay the shareholder services fee as provided in Section 1.A. of this Plan above (and reflected on an amended Schedule A hereto). After the adoption of this Plan by the Board with respect to the Shares of the New Fund, the term “Funds” under this Plan shall thereafter be deemed to include such New Fund.

3. This Plan shall not take effect with respect to any Fund unless it has been approved, together with any related agreements, by a majority vote, cast in person at a meeting (or meetings) called for the purpose of voting on such approval, of: (a) the Board; and (b) those trustees of the Fund (the “Trustees”) who are not “interested persons” of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (the “Independent Trustees”).

4. This Plan may continue in full force and effect with respect to a Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in subsections (a) and (b) of Section 3 of this Plan above.

5. DISTRIBUTOR shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to each Fund by DISTRIBUTOR under this Plan and the purposes for which such expenditures were made.

6. Any Fund may terminate this Plan at any time, without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the affected Fund. DISTRIBUTOR may terminate this Plan with respect to any Fund, without payment of penalty, upon sixty (60) days’ written notice to the affected Fund. Notwithstanding the foregoing, this Plan shall terminate automatically in the event of its assignment.

7. This Plan may not be amended to increase materially the amount of fees to be paid by the Fund unless such amendment is approved by a vote of a majority of the shares of the affected Fund, and no material amendment to the other provisions of this Plan shall be made unless approved in the manner provided for approval and annual renewal in subsections (a) and (b) of Section 3 above.

8. While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons of the Fund shall be made solely at the discretion of the Trustees who are not interested persons of the Fund.

9. As used in this Plan, the terms “majority of the outstanding voting securities,” “assignment” and “interested person” shall have the same meanings as those terms have in the 1940 Act.

10. The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Section 6 above for a period of not less than six years from the date thereof, the first two years in an easily accessible place.

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11. The Trustees of the Trust and the shareholders of the Funds shall not be liable for any obligations of the Trust under this Plan, and DISTRIBUTOR or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust in settlement of any such right or claim, and not to such Trustees or shareholders.

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IN WITNESS WHEREOF, the Trust and DISTRIBUTOR have executed this Plan as of the date first set forth above.

WILDERMUTH ENDOWMENT STRATEGY FUND

Attest:	/s/ Daniel Wildermuth

By:	Daniel Wildermuth
President

REALTY CAPITAL SECURITIES, LLC

As Distributor

Attest:	/s/ Louisa Quarto

By:	Louisa Quarto
President

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SCHEDULE A

FUND	SHAREHOLDER SERVICES FEE	DATE PLAN ADOPTED
Wildermuth Endowment Strategy Fund	0.25%	December 12, 2014

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